Exhibit 99.1

CHENIERE ENERGY INC. NEWS RELEASE

CONTACT: David E. Castaneda

INVESTOR & MEDIA RELATIONS

1-888-948-2036

E-mail: LNG@MDCGroup.com

Freeport LNG Development and Dow Chemical Reach 20-Year LNG Terminal Use Agreement

Houston – February 26, 2004 – Cheniere Energy, Inc. (AMEX: LNG) announced today that Freeport LNG Development, L.P. (Freeport LNG), in which Cheniere holds a 30 percent limited partnership interest, reached a 20-year terminal use agreement (TUA) with The Dow Chemical Company (NYSE:DOW) for up to 500 million cubic feet per day (mmcf/d) of throughput capacity at Freeport LNG’s proposed liquefied natural gas (LNG) receiving terminal located on Quintana Island, near Freeport, Texas, pursuant to an option it had acquired in June 2003.

Under the terms of the TUA, Dow has made a firm commitment to reserve throughput capacity for 1.8 million tons of LNG per year (250 mmcf/d) and has until August 31, 2004 to exercise an option on the remaining 250 mmcf/d.

The anticipated LNG supply would be used partially to satisfy Dow’s demand for natural gas at its petrochemical facilities located along the Texas Gulf Coast. Dow facilities in Texas and Louisiana consume nearly 600 mmcf/d of natural gas.

Dow is the first industrial energy user in the U.S. to commit to LNG terminal capacity on a long term basis according to Jody Sumrall, Dow business manager for LNG and Texas Gas. “This is an important commitment for Dow; a step we need to take due to the ever-increasing demand for natural gas in the U.S. Importing LNG from other regions, such as South America, Africa and the Middle East, is a small part of a larger energy solution,” said Sumrall. “This development in no way reduces the need for the U.S. to develop new additional sources of domestic natural gas. If we are to restore the domestic chemical industry to a globally competitive position and keep manufacturing jobs in America, the U.S. must further diversify its sources of energy for generating electrical power and all of us will be required to promote and participate in national programs for energy efficiency and conservation.”

According to Michael S. Smith, chief executive of Freeport LNG Development, L.P., reaching a long-term contract with Dow marks an important milestone in the realization of the receiving terminal initiative. “Based on this agreement, assuming Dow exercises its option to take the full 500 million cubic feet per day, and with our previously announced transaction with ConocoPhillips, we believe that the entire first phase of our facility is now sold out. We expect final approval from the Federal Energy Regulatory Commission in the next couple of months, which will keep us on target to begin construction in mid-2004. LNG deliveries would begin in mid-2007.”

Charif Souki, Cheniere’s Chairman and CEO, said, “We are delighted with the commitments by Dow and ConocoPhillips. These transactions confirm the merits of Cheniere’s business strategy. With the first phase at Freeport off the market, we are continuing to implement our business model with the development of terminals at Sabine Pass and Corpus Christi.”

Cheniere Energy, Inc. is a Houston-based developer of LNG Receiving Terminals and a Gulf of Mexico E&P company. Cheniere is developing Gulf Coast LNG Receiving Terminals in Sabine Pass, La., and Corpus Christi, Texas. Cheniere is also a 30% limited partner in Freeport LNG Development, L.P., which is developing an LNG receiving terminal in Freeport, Texas. Cheniere conducts exploration for oil and gas in the Gulf of Mexico using a regional database of 7,000 square miles of PSTM 3D seismic data. Cheniere also owns 9% of Gryphon Exploration Company, along with Warburg, Pincus Equity Partners, L.P. which owns 91%.

Additional information about Cheniere Energy, Inc. may be found on its Web site at www.cheniere.com, by contacting the company’s investor and media relations department toll-free at 888-948-2036 or by writing to: info@cheniere.com.

Except for the historical statements contained herein, this news release presents forward-looking statements that involve risks and uncertainties. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Certain risks and uncertainties inherent in the company’s business are set forth in the company’s periodic reports that are filed with and available from the Securities and Exchange Commission.